Exhibit 99.1

NEWS RELEASE

For Release on February 5, 2019	Contact: Lutz Henckels
Executive Vice President & Interim CFO
(925) 328-4650 ext. 4698

Giga-tronics Announces Receipt of $4 Million Order

for Advanced Signal Generator Products and Preliminary

Operating Results for Third Quarter Fiscal 2019

DUBLIN, Calif., February 5, 2019 (OTCQB: GIGA) —Giga-tronics Incorporated (the “Company”) announced today that it has received a $4 million order from the Naval Air Warfare Center based upon its Real-Time Threat Emulation System (Real-Time TEmS) which is a combination of its new Advanced Signal Generator Hardware Platform, along with software developed and licensed to the Company from a major aerospace and defense company. The order is comprised of two TEmS units of equal value along with approximately $671,000 of engineering services to support and upgrade currently installed systems. The Company expects to fulfill the first TEmS unit order in the March 2019 quarter, the Company’s fourth quarter of the current fiscal year. The second TEmS unit order is expected to be fulfilled during the June 2019 quarter, the Company’s first quarter of next fiscal year. The engineering services are expected to occur during the next twelve months.

The Company also announced today their preliminary operating results for the third quarter of fiscal 2019 which ended December 29, 2018. Net sales are expected to be approximately $1.9 million. The net loss for the third quarter is expected to be approximately $500,000. The Company expects to show approximately $250,000 in cash used from operations in the third quarter fiscal 2019. The Company will issue a more complete earnings release with commentary for the third quarter of fiscal 2019 and host a conference call the week of February 11, 2019.

Commenting on the $4 million order, Lutz Henckels, the Company’s Executive Vice President and Interim CFO stated, “Changing our sales approach to solution sales and changing our sales team in mid-calendar year 2018 was critical to obtaining this highly anticipated order from NAVAIR. We believe this order and the expected follow-on orders for our disruptive RADAR and Electronic Warfare test solution will allow us to be profitable in the current quarter and each quarter of our upcoming fiscal year 2020.”

Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". Giga-tronics produces YIG (Yttrium, Iron, Garnet) tuned oscillators, RADAR filters, and microwave synthesizers for use in military defense applications as well as sophisticated test and measurement equipment primarily used in electronic warfare test & emulation applications.

This press release contains forward-looking statements concerning future revenues and operating results, anticipated orders, long term growth and margin, expected shipments, and product line sales. Actual results may differ significantly due to risks and uncertainties, such as: uncertainty as to the company’s ability to continue as a going concern; delays in customer orders for the new ASG and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 31, 2018 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

1